UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 12, 2016

Date of Report (Date of earliest event reported)

MODEL N, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35840	77-0528806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Seaport Boulevard, Suite 400 Pacific Shores Center – Building 6 South Redwood City, California 94063
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 610-4600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 12, 2016, Model N, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) among the Company, Nexus Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Sapphire Stripe Holdings, Inc., a Delaware corporation (“Target”), the parent company of Revitas, Inc. (“Revitas”), and LLR Equity Partners III, L.P., a Delaware limited partnership, as the stockholders’ agent (the “Stockholders’ Agent”). Under the Agreement, Merger Sub will merge with and into Target, with Target becoming a wholly owned subsidiary of the Company (the “Merger”).

Pursuant to the Agreement, the Company will pay an aggregate of up to $60 million (the “Purchase Price”), with $50 million cash (subject to adjustment as described below), with $40 million payable at closing and $10 million payable 60 days following the closing if no Antitrust Investigation (as defined in the Agreement) shall have commenced (or at a later date if an Antitrust Investigation is subsequently resolved without the imposition of an Antitrust Restraint). The remaining $10 million will be payable in the form of two promissory notes, one which will mature 18 months after the closing and the other which will mature 36 months after the closing (the “Notes”) which will bear interest at the rate of 3% per annum, and which will be subject to a right of set-off as partial security for the indemnification obligations of target’s stockholders under the Agreement.  The total purchase price is subject to adjustment based on the amount of the Target’s and its subsidiaries’ consolidated working capital at closing, the amount of consolidated cash on hand of Target and its subsidiaries at closing, transaction expenses, indebtedness at closing and any bonus payments to be paid to employees of Target or its subsidiaries.

The closing of the Merger is subject to various conditions, including accuracy of representations and warranties in all material respects, satisfaction of closing conditions, specified numbers of employees agreeing to employment arrangements with the Company and other conditions.  The closing is intended to occur on January 5, 2017.

The description contained in Item 1.01 of certain terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the description of the Agreement set forth in Item 1.01 above.  The Company intends to fund the cash portion of the purchase price with a five-year term loan (the “Loan”) of $50 million, which will bear interest at a rate of LIBOR plus 8.25%. The definitive agreement for the Loan will be entered into at the closing of the Merger.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2016, Christopher Larsen’s employment with the Company will end.

Item 7.01	Regulation FD Disclosure

On December 12, 2016, Model N, Inc. announced it has appointed Russell Mellott as Senior Vice President, Chief Revenue Officer, effective January 3, 2017.

The information contained in this Item 7.01 of this current report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MODEL N, INC.
(Registrant)

By:	/s/ Mark Tisdel
Mark Tisdel
Senior Vice President and Chief Financial Officer

Date: December 12, 2016